Berliner Communications Announces Fiscal 2009 First Quarter
Financial Results

Company Generates Over $2.0 Million in Operating Cash Flow for Quarter

ELMWOOD PARK, N.J., November 13, 2008 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), an end-to-end provider of outsourced services for the wireless communications industry, today announced financial results for the fiscal 2009 first quarter, the period ending September 30, 2008.

Quarterly Highlights:
•	Generated over $2.0 million in operating cash flow
•	Generated approximately $0.4 million of EBITDA
•	Reduced short-term debt by approximately $0.3 million
•	Strengthened management team with four key hires to drive strategic initiatives and expansion plans in fiscal 2009
•	Announced one-for-one share exchange with Old Berliner, Inc. shareholders

Subsequent to the Quarter:
•	Announced the formation of the Cable Services Group to capitalize on emerging opportunities in the fiber backhaul market
•
Broadened geographic reach of Specialty Communications Services Division with the acquisition of a structured cabling division of privately held T3 Communications, Inc., a telecommunications company based in Florida

Rich Berliner, CEO of Berliner Communications, Inc., stated, “Our financial results for the quarter reflect solid cash management, expense control, and execution of our business plan, as we generated approximately $0.4 million in EBITDA and over $2 million in operating cash flow. As anticipated, revenue was down due to the previously announced cancellation of certain work during the quarter by our largest customer, which was partially offset by increases from new and other existing customers. This reflects our successful efforts to expand our sales channels, extend our geographic reach and diversify our customer base. Along these lines, we acquired a small division of T3 Communications, Inc., a company in the structured cabling space. This division now provides our Specialty Communications Services Division with additional regional presence in the south east.”

Mr. Berliner continued, “During the quarter, we also added key senior management, including Vice President level executives to lead our BCI West region and our Green Energy and Cable Services Groups. They are welcome additions to our team, and I will be asking a lot from each of them going forward. While it has taken time to develop our national sales force and implement our business development strategies, our efforts are beginning to pay off in more customer engagements and a more diverse customer base in our core wireless infrastructure business. Our recently launched Green Energy Group is attracting interest from both current and new customer bases and we are pleased with the activity we have seen there. In addition, we launched the Cable Services Group to take advantage of opportunities we see in the fiber backhaul business, which is at the forefront of mobile and cable network convergence. We have entered fiscal 2009 from a position of strength both financially and operationally, and are encouraged by what we see as opportunities for our long-term growth. With these moves, we are fully prepared for the ramp up of WiMax network development across the country, and the eventual roll-out of LTE.”

Fiscal First Quarter 2009 Financial Results
For the fiscal 2009 first quarter, total revenue decreased 43% to $13.1 million from $23.1 million for the quarter ended September 30, 2007. This decrease is due to the cancellation of certain purchase orders by the Company’s largest customer and instructions to delay the completion of other existing purchase orders by this same customer, partially offset by an increase in revenues from other new and existing customers.

Gross profit for the quarter ended September 30, 2008 was $5.6 million, or 43% profit margin, compared to $6.5 million, or 28% profit margin, in the same period in 2007. Gross profit margins increased largely due to the premature job closeouts by BCI’s largest customer in the quarter. Excluding these job cancellations, gross margin for the first quarter of fiscal 2009 would have been approximately 32% which is slightly higher than first quarter fiscal 2008 gross margin.

Selling, general and administrative expenses for the quarter ended September 30, 2008 decreased to $5.2 million from $5.5 million in last year's same period. This represents an overall decrease of $0.3 million, which consists of a decrease of $0.5 million, primarily driven by decreases in outside services of $0.1 million, insurance and professional fees of $0.1 million and rent and other occupancy costs of $0.1 million, which was partially offset by an increase in payroll related expenses of $0.2 million, which was primarily related to an expansion of our business development team and new hires in our Green Energy Group.

Income from operations was $0.1 million compared to $0.8 million in the year-ago period. Net income was $0.1 million, or less than $0.01 per basic and fully diluted weighted average shares outstanding (based on 26.3 million and 27.5 million weighted average shares outstanding, respectively) from $39,000, or less than $0.01 basic and fully diluted weighted average shares outstanding (based on 17.1 million and 21.0 million weighted average shares outstanding, respectively) for the quarter ended September 30, 2007.

EBITDA*, that is, operating income, plus the loss on sale of fixed assets, plus depreciation and amortization expense, was $0.4 million, or 3.2% of sales in the fiscal first quarter 2009, compared to $1.1 million, or 4.6% of sales in last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended
	September 30,
	2008	2007
Income from Operations	$115	$825
Depreciation and Amortization Expense	303	228
Loss on sale of fixed assets	-	8
EBITDA	$418	$1,061

At September 30, 2008, the Company had cash and cash equivalents of approximately $4.9 million and net working capital of approximately $17.3 million. The current ratio is 2.5 to 1. The Company generated approximately $2.0 million in operating cash flow in its first quarter of fiscal 2009.

Mr. Berliner concluded, “We will continue to prudently manage our balance sheet, maintain stringent control over our cost structure, and look for opportunities, including acquisitions, to enhance our leadership position in wireless network infrastructure services. We are confident that we have the right resources, strategy, and financial wherewithal to capitalize on the market opportunity we see ahead of us, and build value for our shareholders.”

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Thursday, November 13, 2008. Anyone interested in participating should call 800-762-8795 if calling within the United States or 480-629-9039 if calling internationally. A replay will be available until November 27, 2008, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 3936368 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company's corporate website at http://www.bcisites.com.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is a nationwide, self performing, full turnkey service vendor to the wireless community. With over 13 years experience, 16 locations across the United States and 340+ employees, BCI designs, builds and installs cell sites and site equipment. In 2008, BCI launched two new groups: a Green Energy Group, to focus on hydrogen fuel cell technologies, solar, wind and battery solutions; and a Cable Services Group, to focus on the backhaul services that connect mobile devices to cable and other broadband networks. For more information about BCI's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our stock price, trading volume, liquidity, and acquisition and organic growth plans do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, BCI believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact:     Berliner Communications, Inc.
        Rich Berliner
                   201-791-3200
                          berlinerr@bcisites.com

tables follow

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2008	2008
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$4,939	$3,173
Accounts receivable, net of allowance for doubtful accounts
of $595 and $830 at September 30, 2008 and June 30, 2008, respectively	22,213	31,189
Inventories	991	1,012
Deferred tax assets - current	446	536
Prepaid expenses and other current assets	497	762
	29,086	36,672
Property and equipment, net	2,659	2,924
Amortizable intangible assets, net	732	816
Goodwill	2,084	2,084
Deferred tax assets - long-term	294	505
Other assets	277	268
Total Assets	$35,132	$43,269

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,072	$4,820
Accrued liabilities	7,505	11,919
Accrued income taxes	20	1,849
Line of credit	301	217
Current portion of long-term debt	796	1,133
Current portion of capital lease obligations	113	118
	11,807	20,056
Long-term debt, net of current portion	321	467
Long-term capital lease obligations, net of current portion	275	305
Other long-term liabilities	123	104
Total liabilities	12,526	20,932

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	22,813	22,630
Accumulated deficit	(208)	(294)
Total stockholders' equity	22,606	22,337
Total liabilities and stockholders' equity	$35,132	$43,269

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended
	September 30,
	2008	2007

Revenues	$13,086	$23,142
Costs of revenues	7,475	16,625
Gross margin	5,611	6,517
Selling, general and administrative expenses	5,193	5,456
Depreciation and amortization	303	228
Loss on sale of fixed assets	-	8
Income from operations	115	825

Other (income) expense
Interest expense	60	350
Amortization of deferred financing fees and
accretion of debt discount	15	373
Financing fees	-	36
Interest income	(31)	(9)
Other income	(340)	(6)
Income before income taxes	411	81
Income tax expense	325	42
Net income	$86	$39

Net income per share:
Basic	$0.00	$0.00
Diluted	$0.00	$0.00

Weighted average number of shares outstanding:
Basic	26,263	17,082
Diluted	27,531	20,951